Exhibit 3.1
FIRST AMENDMENT TO THE
FOURTH AMENDED AND RESTATED BYLAWS
OF
DIAMONDROCK HOSPITALITY COMPANY
The Fourth Amended and Restated Bylaws of DiamondRock Hospitality Company, effective as of May 4, 2016, (the “Bylaws”), are hereby amended as follows:
Subsection (c)(2) of Article II, Section 11 of the Bylaws is hereby deleted in its entirety and replaced with the following:
“(2)    Except as set forth in Section 15 of this Article II, only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.”
The following is added to the end of Article II as a new Section 15:
“SECTION 15. PROXY ACCESS RIGHTS.
(a)    Proxy Access Nomination.
(1)    Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, nominations of individuals for election to the Board of Directors at such annual meeting may be made by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 15 (any such individual or group, including as the context requires each member thereof, being hereinafter referred to as an “Eligible Stockholder”). The nomination provisions set forth in this Section 15 are separate from, and in addition to, the nomination provisions set forth in Section 11 of this Article II. Subject to the provisions of this Section 15 and to the extent permitted by applicable law, the Corporation shall include in its proxy materials for such annual meeting, in addition to any persons nominated for election by, or at the direction of, a majority of the Board of Directors, the name, together with the Required Information (as defined below), of any person nominated for election (each such person being hereinafter referred to as a “Stockholder Nominee”) to the Board of Directors by an Eligible Stockholder pursuant to this Section 15.
(2)    For purposes of this Section 15, the “Required Information” that the Corporation will include in its proxy materials is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the rules and regulations promulgated under the Exchange Act, by these Bylaws, by the charter of the Corporation and/or by the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed; and (ii) the written statement, if any, consisting of 500 words or less delivered by the Eligible Stockholder pursuant to subsection (d)(3) of this Section 15 in support of the Stockholder Nominee’s candidacy that is clearly and specifically identified as the written statement that the Eligible Stockholder requests the Corporation to include in its proxy materials and does not include any references to any other statements or written materials in support of the Stockholder Nominee’s candidacy or any website or other locations where any such statements or written materials may be found (the “Statement”). If the Eligible Stockholder has not provided to the secretary a written statement that conforms to the requirements set forth above within the time period specified in this Section 15 for delivering the Notice of Proxy Access Nomination (as defined below), the Eligible Stockholder will be deemed to have not provided the Statement and the Required Information will not include the Statement. Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it actually believes is materially false or misleading, omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or would violate any applicable law or regulation.
(b)    Notice Requirements.

(1)    In order to nominate a Stockholder Nominee pursuant to this Section 15, an Eligible Stockholder must, in addition to satisfying the other requirements of this Section 15, provide to the secretary a written notice expressly nominating its Stockholder Nominee(s) and electing to have its Stockholder Nominee(s) included in the Corporation’s proxy materials pursuant to this Section 15 that complies with the requirements set forth in this Section 15 (a “Notice of Proxy Access Nomination”) within the time period set forth below. In order for an Eligible Stockholder to nominate a Stockholder Nominee pursuant to this Section 15, the Eligible Stockholder’s Notice of Proxy Access Nomination must be received by the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th  day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a Notice of Proxy Access Nomination under this Section 15. For purposes of this Section 15, “public announcement” shall mean disclosure (a) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.
(2)    In order to nominate a Stockholder Nominee pursuant to this Section 15, an Eligible Stockholder providing the information required to be provided pursuant to subsection (a)(2) of this Section 15 within the time period specified in subsection (b)(1) of this Section 15 for delivering the Notice of Proxy Access Nomination must further update and supplement such information, if necessary, so that all such information provided or required to be provided shall be true and correct as of the close of business on the record date for purposes of determining the stockholders entitled to vote at such annual meeting and as of the date that is ten Business Days prior to such annual meeting, and such update and supplement (or a written notice stating that there is no such update or supplement) must be delivered in writing to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the fifth Business Day after the record date for purposes of determining the stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of the record date), and not later than 5:00 p.m., Eastern Time, on the fifth Business Day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting).
(3)    In the event that any of the information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of any defect in such previously provided information or communications and of the information that is required to correct any such defect
(c)    Maximum Number of Stockholder Nominees.
(1) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 15 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below twenty percent (20%); provided that the maximum number of Stockholder Nominees that will be included in the Corporation’s proxy materials with respect to an annual meeting will be reduced by the number of individuals that the Board of Directors decides to nominate for re-election who were previously elected to the Board of Directors based on a nomination by one or more stockholders pursuant to Section 11 of this Article II or this Section 15.
(2)    Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 15 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 15 exceeds the maximum number of Stockholder Nominees provided for in subsection (c)(2) of this Section 15 (including by operation of subsection (c)(3) of this Section 15). In the event that the number of

Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 15 for an annual meeting exceeds the maximum number of Stockholder Nominees provided for in subsection (c)(1) of this Section 15 (including by operation of subsection (c)(3) of this Section 15), the highest ranking Stockholder Nominee who meets the requirements of this Section 15 from each Eligible Stockholder (with such determination and the determination of whether a stockholder or group of stockholders constitutes an Eligible Stockholder to be based on compliance with the provisions of this Section 15 as of the Final Proxy Access Nomination Date) will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order from the largest to the smallest of such Eligible Stockholders based on the number of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned by such Eligible Stockholder in the Notice of Proxy Access Nomination submitted to the Corporation hereunder. If the maximum number of Stockholder Nominees provided for in this Section 15 is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 15 from each Eligible Stockholder determined in the manner set forth above has been selected, this selection process will continue as many times as necessary, following the same order each time, until the maximum number of Stockholder Nominees provided for in this Section 15 is reached. The Stockholder Nominees initially selected in accordance with this Section 15(c)(2) will be the only Stockholder Nominees eligible to be nominated or included in the Corporation’s proxy materials pursuant to this Section 15. The Notices of Proxy Access Nomination and nominations of all of the remaining Stockholder Nominees not initially selected pursuant to this Section 15(c)(2) will be deemed to have been withdrawn by each of the applicable stockholders as of the Final Proxy Access Nomination Date, and, following such initial selection, if any one or more of the Stockholder Nominees so selected are (i) nominated by the Board of Directors or (ii) not included in the Corporation’s proxy materials or are not submitted for election for any reason, including, without limitation, a subsequent failure to comply with this Section 15 by the Eligible Stockholder or the Eligible Stockholder’s withdraw of the nomination, then, in each case, no additional Stockholder Nominees will be included in the Corporation’s proxy materials or otherwise submitted for stockholder election pursuant to this Section 15.
(3)    If for any reason one or more vacancies occur on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the applicable annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees eligible to be nominated or included in the Corporation’s proxy materials pursuant to this Section 15 shall be calculated based on the number of directors in office as so reduced. The Notices of Proxy Access Nomination and nominations of any Stockholder Nominees who cease to be eligible to be nominated or included in the Corporation’s proxy materials pursuant to this Section 15 as a result of the operation of this Section 15(c)(3) will be deemed to have been withdrawn by each of the applicable Eligible Stockholders as of the Final Proxy Access Nomination Date.
(d)    Stockholder Eligibility.
(1)    For purposes of this Section 15, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the Eligible Stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) (A) shall not include any shares (I) borrowed by such Eligible Stockholder for any purposes or purchased by such Eligible Stockholder pursuant to an agreement to resell, (II) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed or (III) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares by such Eligible Stockholder or any of its affiliates and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such Eligible Stockholder or affiliate, and (B) shall be reduced by the notional amount of shares of common stock of the Corporation subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether or not any such instrument is to be settled with shares or with cash, to the extent the number of shares owned by the Eligible Stockholder was not already reduced by such amount pursuant to clause (A)(III) above, and a number of shares of common stock of the Corporation equal to the net “short” position in the common stock of the Corporation held by such Eligible Stockholder’s affiliates, whether through short sales, options, warrants, forward contracts, swaps, contracts of sale, other derivatives or similar agreements or any other agreement or arrangement. An Eligible Stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is unconditionally revocable at any time by the Eligible Stockholder. In addition, an Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five Business Days’ notice, the Eligible Stockholder recalls such loaned shares within five Business Days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials and the Eligible Stockholder holds such recalled shares through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations of the Exchange Act.
(2)    In order to make a nomination pursuant to this Section 15, an Eligible Stockholder must have owned the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) or longer as of both the date the Notice of Proxy Access Nomination is required to be received by the Corporation in accordance with this Section 15 and the close of business on the record date for determining stockholders entitled to vote at the applicable annual meeting, and must continue to own the Required Shares through the applicable meeting date (and any postponement or adjournment thereof); provided, that, up to, but not more than, twenty (20) individual stockholders who otherwise meet all of the requirements to be an Eligible Stockholder may aggregate their stockholdings in order to meet the Required Ownership Percentage, but not the Minimum Holding Period, of the Required Shares. For purposes of this Section 15, the “Required Ownership Percentage” is 3% or more of the Corporation’s issued and outstanding common stock, and the “Minimum Holding Period” is three (3) years.
(3)    In addition to providing the Notice of Proxy Access Nomination in accordance with subsection (b)(1) of this Section 15 above, in order to nominate a Stockholder Nominee pursuant to this Section 15, an Eligible Stockholder or the Stockholder Nominee, as applicable, must provide the following information in writing to the secretary within the time period specified in this Section 15 for delivering the Notice of Proxy Access Nomination:
(i)    one or more written statements from the record holders of the Required Shares or from the intermediaries through which the shares are or have been held during the Minimum Holding Period verifying that, as of a date within seven (7) Business Days prior to the date the Notice of Proxy Access Nomination is received by the secretary, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide the updates and supplements (or written notices stating that there are no such updates or supplements) described in subsection (b)(2) of this Section 15 within the time periods set forth therein;
(ii)    a copy of the Schedule 14N filed or to be filed with the Securities and Exchange Commission in accordance with Rule 14a-18 of the Exchange Act;
(iii)    the Required Information (with the Statement, if any, clearly and specifically identified as such) and all other information, representations and agreements that are required to be set forth in a stockholder’s notice, or provided to the Corporation in order to nominate an individual for election as a director, pursuant to Section 11(a) of this Article II;
(iv)    the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;
(v)    in the case of a Notice of Proxy Access Nomination that is submitted by an Eligible Stockholder that is comprised of a group of stockholders, the designation by all of such stockholders of one of such stockholders that is authorized to act on behalf of all of such stockholders with respect to all matters relating to the nomination or inclusion in the Corporation’s proxy materials of the Stockholder Nominee(s) nominated by such Eligible Stockholder, including, without limitation, the withdrawal of such nomination;
(vi)    an agreement by each Stockholder Nominee, upon such Stockholder Nominee’s election, to make such acknowledgements, enter into such agreements and provide such information as the Board of Directors requires of all directors at such time, including without limitation, agreeing to be bound by the Corporation’s code of business conduct and ethics, insider trading policies and procedures and other similar policies and procedures;
(vii)     an irrevocable resignation of the Stockholder Nominee, which shall become effective upon a determination in good faith by the Board of Directors or any committee thereof that the information provided to the Corporation by such individual pursuant to this Section 15 was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(viii)     a representation (in the form provided by the secretary upon written request) that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and that the Eligible Stockholder does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting (or any postponement or adjournment thereof) any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 15, (C) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (D) will not distribute to any stockholder any form of proxy for the annual meeting other than the form of proxy distributed by the Corporation, (E) agrees to comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including, without limitation, Rule 14a-9 promulgated under the Exchange Act, (F) meets the requirements set forth in this Section 15 and (G) has provided and will continue to provide facts, statements and other information in all communications with the Corporation and its stockholders in connection with the nomination hereunder that is or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(ix)     a written undertaking (in the form provided by the secretary upon written request) that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the communications with stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Notice of Proxy Access Nomination, or out of the facts, statements or information that the Eligible Stockholder or its Stockholder Nominee(s) has provided or will provide to the Corporation or filed with the Securities and Exchange Commission, (B) indemnify and hold harmless the Corporation and each of its directors, officers, agents, employees, affiliates, control persons or other persons acting on behalf of the Corporation individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, agents, employees, affiliates, control persons or other persons acting on behalf of the Corporation arising out of any nomination of a Stockholder Nominee submitted by the Eligible Stockholder pursuant to this Section 15, and (C) promptly provide to the Corporation such additional information as requested pursuant to this Section 15; and
(x)    a written description of any compensatory, payment or other agreement, arrangement or understanding with any person or entity other than the Corporation under which the Stockholder Nominee is receiving or will receive compensation or payments directly related to service on the Board of Directors, together with a copy of any such agreement, arrangement or understanding, if written.
In connection with clause (i) of the preceding sentence, if any intermediary which verifies the Eligible Stockholder’s ownership of the Required Shares for the Minimum Holding Period is not the record holder of such shares, a Depository Trust Corporation (“DTC”) participant or an affiliate of a DTC participant, then the Eligible Stockholder will also need to provide a written statement as required by clause (i) of the preceding sentence from the record holder of such shares, a DTC participant or an affiliate of a DTC participant that can verify the holdings of such intermediary.
(4)    Whenever the Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 15 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. In determining the aggregate number of stockholders in a group, a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (a “Qualifying Fund Family”) shall be treated as one stockholder. Not later than the deadline for delivery of the Notice of Proxy Access Nomination pursuant to this Section 15, a Qualifying Fund Family whose stock ownership is counted for purposes of determining whether a stockholder or group of stockholders qualifies as an Eligible Stockholder shall provide to the secretary such documentation as is reasonably satisfactory to the Board of Directors, in its sole discretion, that demonstrates that the funds comprising the Qualifying Fund Family satisfy the definition hereof. When an Eligible Stockholder is comprised of a group, a violation of any provision of these Bylaws by any member of the group shall be deemed a violation by the entire Eligible Stockholder group. No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting.
(e)    Stockholder Nominee Requirements.
(1)    Notwithstanding anything in these Bylaws to the contrary, the Corporation shall not be required to include, pursuant to this Section 15, any Stockholder Nominee in its proxy materials (and no such Stockholder Nominee may be nominated pursuant to this Section 15) for any annual meeting of stockholders (i) for which the secretary receives a notice that the Eligible Stockholder or any other stockholder of the Corporation has nominated one or more persons for election to the Board of Directors pursuant to the advance notice requirements for Stockholder Nominees for director set forth in Section 11 of this Article II, (ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iii) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case, as determined by the Board of Directors or any committee thereof, (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the charter of the Corporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is listed or over-the-counter market on which any securities of the Corporation are traded, or any applicable state or federal law, rule or regulation, (v) who provides any information to the Corporation or its stockholders required or requested pursuant to any provision of these Bylaws that is not accurate, truthful and complete in all material respects, or that otherwise contravenes any of the agreements, representations or undertakings made by the Stockholder Nominee in connection with the nomination, (vi) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a defendant in or named subject of a pending criminal proceeding (excluding traffic violations) or has been convicted or has pleaded nolo contendre in such a criminal proceeding within the past ten years, (viii) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof or (x) the Eligible Stockholder or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 15.
(2)    Notwithstanding anything to the contrary set forth herein, if the Board of Directors or a designated committee thereof determines that any stockholder nomination was not made in accordance with the terms of this Section 15 or that the information provided in a Notice of Proxy Access Nomination does not satisfy the informational requirements of this Section 15 in any material respect, then such nomination shall not be considered at the applicable annual meeting. If neither the Board of Directors nor such committee makes a determination as to whether a nomination was made in accordance with the provisions of this Section 15, the presiding officer of the annual meeting shall determine whether a nomination was made in accordance with such provisions. If the presiding officer determines that any stockholder nomination was not made in accordance with the terms of this Section 15 or that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section 15 in any material respect, then such nomination shall not be considered at the applicable annual meeting. Additionally, such nomination will not be considered at the annual meeting in question if the Eligible Stockholder (or a qualified representative thereof) does not appear at the applicable annual meeting to present any nomination of the Stockholder Nominee(s) included in the Corporation’s proxy materials pursuant to this Section 15. For purposes of this Section 15, to be considered a qualified representative of a stockholder, a person must be duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as its proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at such annual meeting. If the Board of Directors, a designated committee thereof or the presiding officer determines that a nomination was made in accordance with the terms of this Section 15, the presiding officer shall so declare at the applicable annual meeting and ballots shall be provided for use at such meeting with respect to such Stockholder Nominee.
(f)    This Section 15 provides the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials. A stockholder’s compliance with the procedures set forth in this Section 15 will not also be deemed to constitute compliance with the procedures set forth in, or notice pursuant to, Section 11 of this Article II.”
The following is hereby added to the end of the Bylaws as a new Article XV:
Article XV

Exclusive Forum for Certain Litigation

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for:

(a)	any derivative action or proceeding brought on behalf of the Corporation;

(b)	any action asserting a claim of breach of any duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation;

(c)
any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the charter of the Corporation or these Bylaws;

(d)	any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine; or

(e)
any other action asserting a claim of any nature brought by or on behalf of any stockholder of the Corporation (which, for purposes of this Article, shall mean any stockholder of record or any beneficial owners of stock of the Corporation either on his, her or its own behalf or on behalf of any series or class of shares of stock of the Corporation or any group of stockholders of the Corporation) against the Corporation or any current or former director or officer or other employee of the Corporation.

As the Corporation would be irreparably harmed by any action filed in violation of this Article and could not be adequately compensated by monetary damages alone, the Corporation shall be entitled to specific performance of this Article and to temporary, preliminary and permanent injunctive relief to specifically enforce the terms of this Article and to prevent any breaches thereof.

Effective as of November 2, 2017.